Exhibit 3.2

Sections 3.3, 3.4 and 3.6 of the Bylaws of Costco Wholesale Corporation are amended and restated in their entirety as follows (to be effective and first apply with respect to the Company’s 2022 Annual Meeting of Shareholders).

3.3 ELECTION. Except as provided in Section 3.4, directors shall be elected at each annual meeting of shareholders, and each director so elected shall hold office until the annual meeting which takes place in the year in which his or her term expires and, except as otherwise provided in this Section 3.3, until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

In a non-contested election, a nominee for director shall be elected by the vote of a majority of the votes cast. A majority of votes cast means that the number of votes cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election. The following shall not be votes cast: (a) a share as to which the ballot is marked as withheld with respect to the nominee; and (b) a share otherwise present at the meeting but for which there is an abstention or as to which the holder gives no authority or direction with respect to the election of the nominee.

In a contested election, directors shall be elected by the vote of a plurality of the votes cast. A contested election is one in which (a) on last day for delivery of a notice under Section 2.1(d), a Holder has complied with the requirements of Section 2.1 with respect to one or more nominees or, as applicable, on the last day for delivery of a notice under Section 2.12(d), a Nominating Shareholder has complied with the requirements of Section 2.12 with respect to one or more nominees; and (b) prior to the date that notice of the meeting is given, the Board of Directors has not made a determination that none of the candidacies of the Holder or the Nominating Shareholder creates a bona fide election contest. For purposes of these Bylaws, it is assumed that on the last day for delivery of a notice under Section 2.1(d) or, as applicable, Section 2.12(d), there is a candidate nominated by the Board of Directors for each of the director positions to be voted on at the meeting.

The following procedures apply in a non-contested election. A nominee who does not receive a majority of the votes cast shall not be elected. An incumbent director who is not elected because he or she does not receive a majority of the votes cast shall continue to serve as a holdover director until the earliest of (a) 90 days after the date on which an inspector determines the voting results as to that director pursuant to Section 23B.07.035 of the RCW; (b) the date on which the Board of Directors appoints any qualified individual to fill the office held by such director, which appointment shall constitute the filling of a vacancy by the Board of Directors pursuant to Section 3.4; or (c) the date of the director’s resignation. Any vacancy resulting from the non-election of a director under this Section 3.3 may be filled by the Board of Directors as provided in Section 3.4. Except as provided in the next sentence, (a) the Nominating and Governance Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority of the votes cast and make a recommendation to the Board of Directors about filling the office; (b) the Board of Directors will act on the Nominating and Governance Committee’s recommendation and within 90 days after the certification of the shareholder vote will disclose publicly its decision; and (c) no director who failed to receive a majority of the votes cast in such director’s election will participate in the Nominating and Governance Committee recommendation or Board of Directors’ decision about filling his or her office. If no director receives a majority of the votes cast in an uncontested election, then the incumbent directors (a) will nominate a slate of directors comprised of any qualified individuals and hold a special meeting for the purpose of electing those nominees as soon as practicable; and (b) may in the interim fill one or more offices with the same nominees (or any other qualified individuals), who will continue in office until their successors are elected.

3.4 VACANCIES. In the case of any vacancy occurring on the Board of Directors (whether caused by resignation, death, an increase in the number of directors, non-election of a director pursuant to Section 3.3, or otherwise), the vacancy may be filled with any qualified individual by affirmative vote of a majority of the Board of Directors. If the directors in office constitute fewer than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of all the directors in office, or by a sole remaining director. A director elected to fill any vacancy shall be identified by the class (Class I, II or III as set forth in Article V of the Articles of Incorporation) to which he or she is named, so long as and to the extent the corporation maintains a classified board, and shall hold office until the next shareholders’ meeting at which directors are elected and until his or her successor has been duly elected and qualified, or until his or her earlier resignation, removal, or non-election pursuant to Section 3.3.

3.6 RESIGNATION. Any director may resign at any time by delivering a written resignation to the Chairman or the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Chairman or Secretary, at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.